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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated as of January 1, 1998 by and between INTERNATIONAL CAREER SPECIALISTS LTD., a corporation incorporated under the laws of the Province of Ontario, (the "Company") and JOHN IRWIN, an individual residing in the Tovn of Markham in the Province of Ontario (the "Executive").

     FOR VALUE RECEIVED by each of the parties hereto, receipt and sufficiency of which is hereby acknowledged by each of them, it is hereby agreed as follows:

          As from January 1, 1998 (the "Commencement Date") the Executive shall be employed by the Company under the terms of this agreement. This Agreement shall be conditional, and shall become effective, as of the Commencement Date, upon the completion of the purchase by IT STAFFING LTD. ("IT") of all the issued and outstanding shares in the capital of the Company under that certain Share Purchase Agreement dated as of January 1, 1998.

2. The Company shall employ the Executive and the Executive shall continue to hold office and serve the Company as President and Chief Executive Officer (the "Appointment"). The Executive shall during the course of his employment hereunder perform the duties and exercise the powers consistent with the Appointment, 'mcluding the making (subject to the terms hereof) of all management decisions affecting generally the Company, and those specific matters which may from time to time be reasonably assigned to or vested in him by the Board of Directors of the Company (the "Board") and shall from time to time give to the Board all such information regarding such matters as it shall require and implement and apply the policy of the Company as set forth by the Board firom time to time, provided that:

     (a) during the period from the Conunencement Date to and including the date on which the shares in the capital of IT are listed on a recognized stock exchange or quoted on a national quotation system (a "Public Offering"), the Executive shall not without the consent of IT make any material change in the customary terms or conditions upon which the Company has historically (i.e., prior to its acquisition by IT) done business, and shall otherwise apply his reasonable best efforts (consistent otherwise with the nature of the Appointment) to preserve the business organization and the goodwill of the suppliers, staff, customers and business of the Company and to continue upon such terms and conditions to build such business; and

     (b) the Executive cannot without obtaining the specific approval of the Board, do any of the following on behalf of the Company:

          (i)   incur any single capital expenditure exceeding $25,000;

          (ii)  hire any employee at a salary exceeding $75,000 per annum;

          (iii) open any new branch offices;

          (iv) make any material change in the undertaking of the business of the Company; or

          (v) enter into any agreements or other obligations with any person otherwise than in the ordinary course of the business of the Company.

3. The Appointment shall continue for a period of 3 years from the Commencement Date

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     (the "Contract Period"), during which the Company shall not be entitled to terminate the Executive's employment except in accordance with and upon the occurrence of any of the events or causes specified 'M Section 9.

4. (a) The Company shall pay to the Executive during the continuance of his employment hereunder a salary at the rate of Cdn.$200,000 per annum (the "Salary"), to accrue from day to day and be payable (by direct deposit to the Executive's designated bank account) in equal bi-weekly mstahnents in arrears on the last day of each bi-weekly period;

     (b)  the Company shall provide to the Executive:

        (i) an automobile and cellular phone allowance of Cdn.$ 1,000 per month; and

        I

        (i') a corporate American Express card, to be used by the Executive for business expenses;

     (c) the Company shall pay to the Executive a bonus (the "Bonus") of 2% of Production in each of the Company's fiscal quarters (a "Quarter"). The first payment date for purposes hereof shall be July 1, 1998, in respect of the Quarter ending on June 30, 1998. "Production" for purposes of the Bonus, and in respect of any Quarter, shall mean the aggregate of the following amounts:

          (i) total full time placement fees (exclusive of GST), before tax, billed by the Company in such Quarter; and

          (ii) total spread, representing pre-tax profit to the Company, for such Quarter, in respect of all billable hours of contract placements and consulting fees;

          m each case as determined (such determination to be conclusive in the absence of manifest error) by the Company's accountants in accordance with generally accepted accounting principles, for each such Quarter, and within 7 days of the end of any such Quarter. The Executive's right to receive Bonus payments from the Company shall continue in full force and effect for a period of one full year after the date upon which his employment hereunder ceases, whether as the result of the expiry of the tenn hereof or his earlier resignation or termination, provided that such entitlement shall cease and determine upon his becoming employed by or otherwise directly or indirectly interested or concerned 'M any business, company or finn carrying on a business in the Province.of Ontario or any other jurisdiction in which the Company may be carrying on business which is competitive with the business carried on by the Company (otherwise than through the Executive's holding or being beneficially interested in any class of securities in any company if such class of securities is listed on any recognized stock exchange and the Executive neither holds nor is beneficially interested in more than a total of ten per cent of all securities of that class); and

     (d) In order to induce him to enter into this Employment Agreement the Company shall procure the granting to the Executive by IT, contemporaneously herewith, by IT of an option to acquire additional shares in the capital of IT, in the form attached as Schedule "A" hereto.

o . The Company shall also pay to the Executive (on production of such evidence as the Company may reasonably require) the amount of all hotel, travelling and other expenses reasonably and properly incurred by him in the discharge of his duties contemplated hereunder.

6. Subject to Section 9 and to the production of satisfactory evidence from a registered medical

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practitioner in respect of any period of absence in excess of 90 consecutive days, the Executive shall be paid in fun during any period of absence from work due to sickness or injury.

7. The Executive shall be entitled to 6 weeks holiday with pay in every calendar year in addition to recognized public holidays. The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each calendar year of employment.

8 (a) Subject to his rights under the Share Purchase Agreement of even date herewith between the

        Executive, as vendor and IT, as purchaser of shares in the Company (the "SPA"), the Executive shall not, either dur'mg the continuance of his employment hereunder, except so far as necessary in the perfomiance of his duties or thereafter, without the consent in wn't'mg of the Board being first obtained, diulge to any person and shall use his best endeavours to prevent the publication or disclosure of any information concerning the business, accounts, fmances, dealings, transactions or affairs of the Company which has or may come to his knowledge during the course of his employment hereunder or during any previous service with the Company; and

    (b) the Executive shall not, during the continuance of his employment directly or indirectly be mterested or concerned in any business, company or firm carrying on a business in the Province of Ontario or any other jurisdiction in which the Company may, from to time, conduct busiess which is competitive with the business carried on by the Company or IT, provided @t nothing he,,em contamed shall prevent the Executive fom being the holder of or from being beneficially interested 'M any class of securities in any company if such class of securities is listed on any recognized stock exchange and the Executive neither holds nor is beneficially interested in more than a total often per cent of all securities of that class.

9. The Executive's employment is guaranteed for the entirety of the Contract Period, without restrictions, provided however that is the Executive shall:

    (a) die;

    (b) be adjudged or declared bankrupt or shall take advantage of any statute for the time being in force offering relief for 'msolvent debtors; or

    (c) become a person whose person or estate is liable to be dealt with under the law relating to mental health; or

    (d) otherwise become or be unable substantially to perform his duties hereunder by reason of ill-health, accident or otherwise for a period or periods aggregating at least 180 days in any period of 12 consecutive months;

than the Company may in any such case by written otice to the Executive (or his representative, as applicable) forthwith temiinate his employment hereunder, but no notice under subsection (c) of this Section shall be given by the Company to the Executive after the expiration of three calendar months from the end of any such periods or periods aggregating at least 180 days.

10. Any notice 'm writing required or permitted to be given to the Executive hereunder shall be suffic'ently given if delivered to him personally or if mailed by registered mail to the Executive's last home address Of which the Company has notice. Any notice in writing required or permitted to be given to the Company hereunder shall be sufficiently given if delivered or mailed by registered mail to the Company at its head office c/o Mr. Declan French, IT Staffing Ltd.,
55 University Avenue, Suite 505, Toronto, ON M5H 3L9. Any such

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notices mailed as aforesaid shall be deemed to have been received on the fifth business day following the date of the mailing. Any address for the giving of notices hereunder may be changed by notice in writing in the manner provided in this Section for the giving of notices.

11. This agreement shall be governed by and constued in accordance with the laws of the Province of Ontario.

12. This agreement shall ensure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representative of the Executive and the successors and assigns of the Company.

13. Other than the other agreements contemplated expressly herein, each of even date herewith (collectively, the "Transaction Agreements"), this agreement constitutes and contains the entire and only agreement among the parties relating to the matters described herein and supersedes and cancels any and all previous agreements and understandigs between all or ay of the parties relative hereto. Any and all prior and contemporaneous negotiations, memoranda of understandig or position, and prelimiay drafts and prior versions of this Agreement, whether signed or unsigned, between the parties leading up to the execution hereof shall not be used by any party to construe the terms or affect the validity of tli's Agreement. There are no representations, inducements, promises, understandings, conditions or waranties express, implied or statutory, between the parties other than as expressly set forth in this Agreement or any of the Transaction Agreements.

     IN WITNESS HEREOF this agreement has been executed by the paties hereto on the day ofmay, 1998, effective as at the day and year first here'm above set out.

SIGNED, SEALED AND DELIVERED
in the presence of..

                                 /s/ John Irwin

                                 JOHN IRWIN

                      INTERNATIONAL C- IR SPECIALISTS LTD.